Exhibit 99.1

NEWS RELEASE

MARKEL CORPORATION
4521 Highwoods Parkway, Glen Allen, VA 23060 P.O. Box 2009, Glen Allen, VA 23058-2009 (804) 747-0136 (800) 446-6671 Fax: (804) 965-1600 www.markelcorp.com

MARKEL REPORTS 32% GROWTH IN BOOK VALUE PER SHARE

FOR IMMEDIATE RELEASE	CONTACT: BRUCE KAY
TELEPHONE: 804-747-0136

Richmond, VA, January 24, 2007 — Markel Corporation (NYSE: MKL) reported diluted net income per share of $39.40 for the year ended December 31, 2006 compared to diluted net income per share of $14.80 for 2005. The 2006 combined ratio was 87% compared to 101% in 2005. Book value per common share outstanding increased 32% to $229.78 at December 31, 2006 due to comprehensive income of $525.8 million.

Alan I. Kirshner, Chairman and Chief Executive Officer, commented, “2006 was an exceptional year. While part of our success can be attributed to a benign hurricane season, good weather does not deserve all of the credit. Our associates deserve the real credit as their combined energy and discipline produced strong underwriting performance, outstanding investment returns and another year of record earnings.”

The following table presents selected financial data from 2006 and 2005 (amounts in thousands, except per share amounts).

	Year Ended December 31,
	2006	2005
Net income	$392,502	$147,915

Comprehensive income	$525,782	$63,641

Weighted average diluted shares	10,024	10,171

Diluted net income per share	$39.40	$14.80

	December 31, 2006	December 31, 2005
Book value per common share outstanding	$229.78	$174.04

Common shares outstanding	9,994	9,799

The 2006 increase in diluted net income per share was due to improved underwriting performance and higher investment returns in 2006 compared to 2005.

Comprehensive income for 2006 was $525.8 million compared to $63.6 million in 2005. The increase in comprehensive income was primarily due to higher 2006 net income and an increase in the market value of the investment portfolio during 2006.

Over the one- and five-year periods ended December 31, 2006, compound annual growth in book value per common share outstanding was 32% and 16%, respectively.

	-Combined Ratio Analysis-
	Year Ended December 31,
	2006	2005
Excess and Surplus Lines	78%	92%
Specialty Admitted	91%	83%
London Insurance Market	100%	126%
Other	NM	NM

Consolidated	87%	101%

NM - Ratio is not meaningful. Further discussion of Other underwriting loss follows.

The combined ratio for 2006 included $54.9 million, or 3 points, of underwriting losses related to Hurricanes Katrina, Rita and Wilma (“2005 Hurricanes”) compared to $246.3 million, or 12 points, of underwriting losses on the 2005 Hurricanes included in the 2005 combined ratio. The additional losses on the 2005 Hurricanes during 2006 were primarily concentrated in our contract property and delegated authority books of business included in the Excess and Surplus Lines and London Insurance Market segments. In addition to the favorable impact of the benign hurricane season experienced this year, the improved combined ratio for 2006 was due in part to $193.8 million of favorable development on prior years’ loss reserves before considering adverse development on the 2005 Hurricanes compared to favorable development of $50.6 million on prior years’ loss reserves in 2005.

The Excess and Surplus Lines segment’s combined ratio for the year ended December 31, 2006 was 78% (including 1 point of losses related to the 2005 Hurricanes) compared to 92% (including 10 points of losses related to the 2005 Hurricanes) in 2005. During 2006, unfavorable loss reserve development of $16.5 million on the 2005 Hurricanes was more than offset by $176.6 million of favorable development on other prior years’ loss reserves. The favorable development experienced during 2006 was primarily on the specified medical, medical malpractice, products liability and employment practices liability programs at the Shand Professional/Products Liability unit and was a result of the favorable rates and terms experienced on the 2002 to 2005 accident years.

The Specialty Admitted segment’s combined ratio for the year ended December 31, 2006 was 91% compared to 83% (including 5 points of losses related to the 2005 Hurricanes) in 2005. The increase in the 2006 combined ratio was primarily due to lower favorable development on prior years’ loss reserves compared to 2005.

The London Insurance Market segment’s combined ratio for the year ended December 31, 2006 was 100% (including 7 points of losses related to the 2005 Hurricanes) compared to 126% (including 22 points of losses related to the 2005 Hurricanes) in 2005. During 2006, unfavorable loss reserve development of $43.8 million on the 2005 Hurricanes was partially offset by $25.3 million of favorable development on other prior years’ loss reserves. This favorable prior year development reflects improved risk selection and the favorable rates and terms associated with the London market in recent years. The combined ratio for 2006 also improved due to lower frequency and severity of losses on several property classes of business compared to 2005.

The London Insurance Market segment reported a combined ratio of 87% for the fourth quarter of 2006, which represents the third consecutive quarter that this segment has reported an underwriting profit. The underwriting performance for this segment may vary to a greater degree than our other segments due to Markel International’s current mix of business, which includes a higher percentage of catastrophe-exposed business, and Markel International’s minimal use of reinsurance.

The Other segment produced an underwriting loss of $23.4 million for the year ended December 31, 2006 compared to an underwriting loss of $28.8 million in 2005. The underwriting loss in 2006 and in 2005 included $16.7 million and $31.3 million, respectively, of loss reserve development on asbestos and environmental (A&E) exposures and related reinsurance bad debt. The increase in A&E reserves in both years was a result of the completion of our annual review of these exposures during the third quarters of 2006 and 2005. During these reviews, we noted an increase in the severity of losses on reported claims, which caused us to increase our estimate of ultimate loss reserves for A&E exposures.

	-Premium Analysis- Year Ended December 31, (dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2006	2005	2006	2005
Excess and Surplus Lines	$1,465,725	$1,439,744	$1,242,184	$1,138,525
Specialty Admitted	340,483	318,717	317,401	291,273
London Insurance Market	729,160	640,986	624,599	507,518
Other	862	1,887	197	1,145

Total	$2,536,230	$2,401,334	$2,184,381	$1,938,461

Gross written premiums for the year ended December 31, 2006 increased 6% compared to 2005. The increase was primarily due to rate increases achieved by Markel International’s Marine and Energy and Non-Marine Property divisions, as well as increased volume from new programs written by Markel Re’s Specialized Markel Alternative Risk Transfer division. With the exception of large rate increases on catastrophe-exposed business, rates have generally been flat or down slightly compared to 2005. We have continued to experience increased competition throughout 2006, most notably in our professional liability programs, where rates are generally down 5% to 10%, and our casualty programs, where rates are generally flat to down 5%. We expect that competition in the property and casualty insurance industry will remain strong in 2007.

Net retention of gross premium volume was 87% for the year ended December 31, 2006 compared to 82% in 2005. Net written premiums for 2005 were reduced by $57.6 million of additional reinsurance costs resulting from the 2005 Hurricanes. As a result of these additional reinsurance costs, our net retention of gross premium volume was reduced by 3% for the year ended December 31, 2005. Aside from the impact of the storms in 2005, the increase in retention in 2006 was primarily due to purchasing lower amounts of reinsurance in the Excess and Surplus Lines and London Insurance Market segments during 2006 compared to 2005.

Earned premiums for the year ended December 31, 2006 increased 13% compared to 2005. Earned premiums for 2005 were reduced by $57.6 million of additional reinsurance costs resulting from the 2005 Hurricanes. In addition to the impact of additional reinsurance costs in 2005, earned premiums increased in 2006 due to higher gross premium volume and higher retentions compared to 2005.

Net investment income for the year ended December 31, 2006 was $271.0 million compared to $242.0 million in 2005. The increase in 2006 was due to higher investment yields on a larger investment portfolio compared to the same period of 2005.

Net realized investment gains for the year ended December 31, 2006 were $63.6 million compared to $19.7 million in 2005. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

Interest expense for the year ended December 31, 2006 was $65.2 million compared to $63.8 million for 2005. The increase in interest expense is primarily due to the August 2006 issuance of $150 million of 7.50% unsecured senior debentures due August 22, 2046. Interest expense from the new debt issuance was partially offset by lower interest expense on our Junior Subordinated Deferrable Interest Debentures due to our retirement of a portion of these debentures during 2006. Proceeds from the August 2006 debt issuance were used to redeem the remaining Junior Subordinated Deferrable Interest Debentures on January 2, 2007. Interest expense in 2006 included interest expense on our Liquid Yield Option™ Notes (LYONs) through their redemption in December 2006.

The effective tax rate was 29% for 2006 compared to 20% for 2005. The effective tax rate in both years differs from the statutory tax rate of 35% primarily due to tax exempt investment income.

At December 31, 2006, our investment portfolio increased 14% to $7.5 billion from $6.6 billion at December 31, 2005. Net unrealized holding gains, net of taxes, on fixed maturities and equity securities were $462.5 million at December 31, 2006 compared to $302.5 million at December 31, 2005. Equity securities were $1.8 billion, or 23%, of our total investment portfolio at December 31, 2006 compared to $1.4 billion, or 21%, of our total investment portfolio at December 31, 2005.

Net cash provided by operating activities was $511.6 million for the year ended December 31, 2006 compared to $551.3 million for 2005. The decrease was primarily due to higher claim payments related to hurricanes and higher income tax payments in 2006 compared to 2005, offset in part by collections of related reinsurance balances, increased premium volume and cash received from reinsurance commutation agreements completed in 2006.

This release may contain forward-looking statements. This is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995 concerning forward-looking statements. It also contains general cautionary statements regarding our business, estimates and management assumptions. Future actual results may materially differ from those in any forward-looking statements because of many factors, including:

•	Gross and net loss estimates related to the 2005 Hurricanes are based upon currently available information related to covered exposures and assumptions about how coverage applies. As actual losses are reported, claims are adjusted and, as specific reinsurers are associated with those losses, both gross and net losses for the 2005 Hurricanes may change significantly.

•	Adverse developments in insurance coverage litigation could result in material increases in our estimates of loss reserves.

•	The costs and availability of reinsurance may impact our ability to write certain lines of business.

•	Our anticipated premium volume is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions.

•	Changing legal and social trends and inherent uncertainties (including but not limited to those uncertainties associated with our asbestos and environmental reserves) in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables.

•	Regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital.

•	Economic conditions, volatility in interest and foreign exchange rates and concentration of investments can have a significant impact on the market value of fixed maturity and equity investments as well as on the carrying value of other assets and liabilities.

Our premium volume and underwriting and investment results have been and will continue to be potentially materially affected by these factors. Additional factors that could affect our business are discussed in our most recent reports on Forms 10-Q and 10-K. By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Thursday, January 25, 2007 at approximately 10:30 a.m.

(Eastern Standard Time). Any person interested in listening to the call, or a replay of the call, which will be available from approximately two hours after the conclusion of the call until Friday, February 2, 2007, should contact Markel’s Investor Relations Department at 804-747-0136. Investors, analysts and the general public may also listen to the call free over the Internet through Markel Corporation’s web site, www.markelcorp.com. A replay of the call will also be available on this web site until Friday, February 2, 2007.

* * * * * * * *

Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

MARKEL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(dollars in thousands, except per share data)
OPERATING REVENUES
Earned premiums	$558,750	$517,694	$2,184,381	$1,938,461
Net investment income	67,665	62,361	271,016	241,979
Net realized investment gains (losses)	23,758	(427)	63,608	19,708

Total Operating Revenues	650,173	579,628	2,519,005	2,200,148

OPERATING EXPENSES
Losses and loss adjustment expenses	250,601	227,999	1,132,579	1,299,983
Underwriting, acquisition and insurance expenses	216,520	177,455	767,853	650,323

Total Operating Expenses	467,121	405,454	1,900,432	1,950,306

Operating Income	183,052	174,174	618,573	249,842
Interest expense	17,364	15,700	65,172	63,842

Income Before Income Taxes	165,688	158,474	553,401	186,000
Income tax expense	44,306	35,346	160,899	38,085

Net Income	$121,382	$123,128	$392,502	$147,915

OTHER COMPREHENSIVE INCOME (LOSS)
Net unrealized gains (losses) on securities, net of taxes:
Net holding gains (losses) arising during the period	$133,480	$(14,509)	$201,318	$(61,755)
Less reclassification adjustments for net gains (losses) included in net income	(15,442)	278	(41,345)	(12,810)

Net unrealized gains (losses)	118,038	(14,231)	159,973	(74,565)
Currency translation adjustments, net of taxes	(2,482)	989	(1,680)	(9,709)
Net unrealized pension loss, net of taxes	(25,013)	—	(25,013)	—

Total Other Comprehensive Income (Loss)	90,543	(13,242)	133,280	(84,274)

Comprehensive Income	$211,925	$109,886	$525,782	$63,641

NET INCOME PER SHARE
Basic	$12.41	$12.57	$40.43	$15.05
Diluted	$12.17	$12.21	$39.40	$14.80

Selected Data (dollars and shares in thousands, except per share data)			December 31, 2006	December 31, 2005
Total investments and cash and cash equivalents			$7,535,295	$6,588,222
Reinsurance recoverable on paid and unpaid losses			1,362,456	1,915,611
Goodwill			339,717	339,717
Total assets			10,088,131	9,814,098
Unpaid losses and loss adjustment expenses			5,583,879	5,863,677
Unearned premiums			1,007,801	993,737
Convertible notes payable			—	98,891
Senior long-term debt			751,978	608,945
Junior Subordinated Deferrable Interest Debentures			106,379	141,045
Total shareholders' equity			2,296,393	1,705,433
Book value per share			$229.78	$174.04
Common shares outstanding			9,994	9,799

Markel Corporation

Segment Reporting Disclosures

For the Quarters and Years Ended December 31, 2006 and 2005

Segment Gross Written Premiums

Quarter Ended December 31,			Year Ended December 31,
2006	2005	(dollars in thousands)	2006	2005
$346,264	$387,636	Excess and Surplus Lines	$1,465,725	$1,439,744
70,391	68,744	Specialty Admitted	340,483	318,717
147,743	138,430	London Insurance Market	729,160	640,986
261	(39)	Other	862	1,887

$564,659	$594,771	Consolidated	$2,536,230	$2,401,334

		Segment Net Written Premiums

Quarter Ended December 31,			Year Ended December 31,
2006	2005	(dollars in thousands)	2006	2005
$293,116	$317,280	Excess and Surplus Lines	$1,228,797	$1,160,948
65,158	66,229	Specialty Admitted	322,466	299,665
137,776	118,938	London Insurance Market	643,485	510,836
15	(60)	Other	197	1,145

$496,065	$502,387	Consolidated	$2,194,945	$1,972,594

		Segment Revenues

Quarter Ended December 31,			Year Ended December 31,
2006	2005	(dollars in thousands)	2006	2005
$309,528	$301,518	Excess and Surplus Lines	$1,242,184	$1,138,525
80,125	77,685	Specialty Admitted	317,401	291,273
169,082	138,551	London Insurance Market	624,599	507,518
91,423	61,934	Investing	334,624	261,687
15	(60)	Other	197	1,145

$650,173	$579,628	Consolidated	$2,519,005	$2,200,148

		Reconciliation of Segment Profit (Loss) to Consolidated Operating Income

Quarter Ended December 31,			Year Ended December 31,
2006	2005	(dollars in thousands)	2006	2005
$62,130	$128,267	Excess and Surplus Lines	$279,315	$96,180
8,652	25,556	Specialty Admitted	28,096	50,261
21,389	(40,784)	London Insurance Market	(24)	(129,491)
91,423	61,934	Investing	334,624	261,687
(542)	(799)	Other	(23,438)	(28,795)

$183,052	$174,174	Consolidated	$618,573	$249,842

		Combined Ratios

Quarter Ended December 31,			Year Ended December 31,
2006	2005		2006	2005
80%	57%	Excess and Surplus Lines	78%	92%
89%	67%	Specialty Admitted	91%	83%
87%	129%	London Insurance Market	100%	126%
NM	NM	Other	NM	NM
84%	78%	Consolidated	87%	101%

NM - Ratio is not meaningful.

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